As filed with the Securities and Exchange Commission on July 26, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE MILLS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	52-1802283
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1300 Wilson Boulevard, Suite 400
Arlington, Virginia 22209
(Address of principal executive offices) (Zip code)

2004 STOCK INCENTIVE PLAN

NON-QUALIFIED DEFERRED COMPENSATION PLAN

(Full title of the plans)

Thomas E. Frost
Executive Vice President, Secretary and General Counsel
The Mills Corporation
1300 Wilson Boulevard, Suite 400
Arlington, Virginia 22209
(Name and address of agent for service)

Copy to:

J. Warren Gorrell

Alan L. Dye
Hogan & Hartson L.L.P.
Columbia Square
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

CALCULATION OF REGISTRATION FEE

Title of each class of security to be registered	Amount to be registered	Proposed maximum offering price per security(1)	Proposed maximum aggregate offering price(1)	Amount of registration fees
Common Stock, par value $.01 per share	6,000,000	$46.80	$280,800,000	$35,578
Deferred compensation obligations(2)	$5,000,000	100%	$5,000,000	$634

(1)   Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices per share of the common stock of The Mills Corporation, par value $.01 per share, on July 22, 2004, as reported on the New York Stock Exchange.

(2)          Represent unsecured obligations of The Mills Corporation to pay deferred compensation in the future in accordance with the terms of The Mills Corporation Non-Qualified Deferred Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to the employee as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Documents by Reference

The following documents filed by The Mills Corporation (the “Registrant”) with the Commission are specifically incorporated herein by reference:

(i)                          Annual Report of the Registrant on Form 10-K for the fiscal year ended December 31, 2003;

(ii)                       Quarterly Report of the Registrant on Form 10-Q for the quarter ended March 31, 2004; and

(iii)                   the description of common stock of the Registrant contained in the Registration Statement on Form 8-A filed with the Commission on June 14, 1994 (No. 1-12994).

All documents filed subsequent to the filing date of this Registration Statement with the Commission by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement except as indicated herein.

Item 4.                                                           Description of Securities

Under the 2004 Stock Incentive Plan, the Registrant may issue options, restricted stock, partnership units and other securities.  The Registrant may issue shares of common stock, par value $.01 per share, of the Registrant (the “Common Stock”) under the 2004 Stock Incentive Plan, including upon the exercise of options and as restricted stock, subject to vesting.  The Common Stock is registered under Section 12 of the Exchange Act.

In addition, this Registration Statement covers, among other things, deferred compensation that may be elected by certain eligible employees, pursuant to the Registrant’s Non-Qualified Deferred Compensation Plan, amended and restated as of January 1, 2003, as amended by Amendment No. One to The Mills Corporation’s Non-Qualified Deferred Compensation Plan, effective as of March 14, 2003 (collectively, the “Deferred Compensation Plan”).  The following description of the Registrant’s deferred compensation obligations is qualified by reference to the Deferred Compensation Plan, which is filed as an exhibit to this Registration Statement.

The amount of compensation deferred by each participant in the Deferred Compensation Plan (the “Participant”) is determined based upon elections by such Participant of up to (i) 100% of such Participant’s base salary and (ii) 100% of such Participant’s annual bonus, each as reduced to the extent necessary to provide for any required tax withholdings.  A Participant may make such election with respect to the coming twelve (12) month period beginning on January 1.

A Participant may also elect to convert “Stock Option Gains,” which would otherwise be distributed to the Participant in the form of Common Stock upon exercise by the Participant of his or her stock options, into a contribution (a “Stock Option Gains Contribution”) to such Participant’s account, as further described below.  Stock Option Gains with respect to a given stock option award granted by the Registrant to a Participant under a stock option program means the difference in dollar value, determined as of the date of exercise of the stock option, between the exercise price of the stock option and the fair market value of the underlying Common Stock.  Any Stock Option Gains Contribution automatically will be deemed to be invested in Common Stock equivalent in value to the Stock Option Gains.

All compensation deferrals and Stock Option Gains Contributions are credited to a Participant’s deferred compensation and stock option gains contribution account (the “Deferred Compensation and Stock Option Account”).  At all times, Participants are fully vested in amounts credited to his or her Deferred Compensation and Stock Option Account.

The Registrant may also make discretionary contributions for any Participant under the Deferred Compensation Plan, as determined by certain officers and employees of the Registrant appointed by the Board of Directors to administer the Deferred Compensation Plan (the “Plan Committee”), in its sole discretion.  All discretionary contributions are credited to a Participant’s employer contribution credit account (the “Employer Contribution Credit Account” and together with such Participant’s Deferred Compensation and Stock Option Account, the “Account”).  A Participant will become vested in any amounts credited to his or her Employer Contribution Credit Account according to any vesting schedule adopted by the Registrant’s board of directors, in its sole discretion; provided that a Participant will become fully vested upon attainment of the retirement age of 60, death, total and permanent disability or change of control of the Registrant.

An amount equal to a Participant’s Account may be contributed by the Registrant to a trust (the “Trust”) that is administered by a trustee (the “Trustee”), as designated by the Plan Committee as soon as practicable following the date on which the contribution credit amounts are determined.

Other than with respect to any Stock Option Gains Contributions, which are automatically deemed to be invested in Common Stock equivalent in value to the Stock Option Gains, and subject to limitations imposed by law, the Registrant, the Trustee and as set forth in the Deferred Compensation Plan, each Participant may direct the Registrant as to how his or her Accounts should be deemed to be invested among such categories of deemed investments as may be made available by the Registrant.  Such direction shall designate the percentage of each portion of the Participant’s Accounts that is requested to be deemed to be invested in such categories of deemed investments.  All amounts credited to the Participant’s Account will be deemed to be invested in accordance with the then effective deemed investment direction, unless and until a subsequent deemed investment direction shall be filed and become effective as of a designation date set by the Plan Committee.

A Participant may select the manner of payment and select a fixed payment date for the payment or commencement of payment of funds credited to his or her Account (or portions thereof). The minimum deferral period is a 24-month period and the fixed payment date elected must be on January 1st of the year the distribution is to be made.  Such payment dates may be extended to later dates so long as elections to so extend the payment dates are made by the Participant at least six (6) months prior to the date on which the distribution is scheduled to be made or commence. Such payment dates may not be accelerated, except pursuant to an early withdrawal option, subject to a 10% penalty payment, or pursuant to a “hardship” exception.

Within ninety (90) days following the earlier of a Participant’s termination of employment with the Registrant or the date(s) selected by a Participant, such Participant will be entitled to receive a distribution in an aggregate amount equal to the Participant’s vested Account.  Payments under the Deferred Compensation Plan (other than payments with respect to amounts deemed invested in Common Stock) will be made in cash or in-kind, as elected by the Participant and as permitted by the Registrant and the Trustee.  All amounts invested in Common Stock pursuant to a Stock Options Gain Contribution will be distributed in shares of Common Stock.  The payments will be made in a lump sum or in monthly or quarterly substantially equal installments for a period not to exceed fifteen (15) years (adjusted for gains and losses), as selected by the Participant.  Notwithstanding the preceding, if at any time up to twenty-four (24) months following the Participant’s termination of employment with the Registrant the Participant enters into competition with the Registrant or the Participant is terminated on an involuntary basis, the Registrant may accelerate the payment of benefits.  If a Participant’s employment with the Registrant is terminated for any reason (other than by reason of total and permanent disability) prior to the attainment of the age of sixty (60) or the “early retirement age,” as determined by the Plan Committee, or if a Participant does not make an election regarding payment, and the Participant terminates employment with the Registrant for any reason, such Participant will be entitled to receive a lump sum payment.  Upon the death of a Participant, the Account becomes fully vested and payment of an amount equal to such Participant’s Account will be made within ninety (90) days of such Participant’s death.  Upon the total and permanent disability of the Participant or a change of control in the Registrant, the Account becomes fully vested and payment will be made within thirty (30) days of such disability or change of control, unless the Participant elects to receive such payment in installments or as of a different date, as applicable.

  The Registrant reserves the right to amend the Deferred Compensation Plan at any time, except that no such amendment may deprive a Participant or his or her beneficiary of a right accrued prior to the date of the amendment.  The Registrant also reserves the right to terminate or suspend the Deferred Compensation Plan by action of the Board of Directors.

Item 5.                                                           Interests of Named Experts and Counsel

Not Applicable.

Item 6.                                                           Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interest of the corporation and, in the case of a criminal action or proceeding, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication and in view of all circumstances. Indemnity for present and former directors and officers is mandatory to the extent a claim, issue or matter has been successfully defended.

  The certificate of incorporation and bylaws of the Registrant provide for mandatory indemnification of directors and officers to the maximum extent permitted by the DGCL.  The Registrant has obtained directors and officers liability insurance.

  The Registrant has entered into indemnification agreements with each of its directors, some of whom are also its officers. Under these agreements, the Registrant has agreed to indemnify its directors to the fullest extent permitted by law for damages and expenses incurred in connection with actual or threatened legal proceedings related to the indemnified party’s service to the Registrant.  The Registrant is obligated under these agreements to advance certain expenses to the indemnified parties as they are incurred, subject to reimbursement if it is subsequently determined that the indemnified party was not entitled to indemnification. The Registrant is also obligated to pay expenses incurred by an indemnified party in establishing a right to indemnification under the respective indemnification agreement. Although the indemnification agreements offer substantially the same scope of coverage afforded by the certificate of incorporation and the bylaws, the agreements provide greater assurance to indemnified parties that indemnification will be available, because, as contracts, they cannot be modified unilaterally by the board of directors or by the stockholders to alter, limit or eliminate the rights they provide to the indemnified parties.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors and officers pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable. In addition, indemnification may be limited by state securities laws.

  The limited partnership agreement, as amended, of The Mills Limited Partnership, the operating partnership of the Registrant, also provides for similar indemnification of the Registrant, in the Registrant’s capacity as the general partner of The Mills Limited Partnership, and its officers and directors, to the maximum extent provided by the Delaware Revised Uniform Limited Partnership Act.

Item 7.                                                           Exemption From Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit Number	Description

5.1*	Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered.

23.1*	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Powers of Attorney (filed as part of the signature page to the Registration Statement).

99.1

The Mills Corporation 2004 Stock Incentive Plan, effective as of April 22, 2004 (incorporated by reference from Appendix A of the Registrant’s Definitive Proxy Statement filed with the Commission on April 26, 2004 (No. 1-12994)).

99.2*	The Mills Corporation Non-Qualified Deferred Compensation Plan, amended and restated as of January 1, 2003.

99.3*	Amendment No. One to The Mills Corporation Non-Qualified Deferred Compensation Plan, effective March 14, 2003.

* Filed herewith.

Item 9.	Undertakings

(a)                                  The Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington, Virginia, on July 26, 2004.

THE MILLS CORPORATION, a Delaware corporation

By:	/s/ Laurence C. Siegel
Laurence C. Siegel
Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laurence C. Siegel, Mark D. Ettenger, and Thomas E. Frost and each of them, his or her true and lawful attorneys-in-fact, each with full power of substitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

/s/ Laurence C. Siegel	Chairman of the Board of Directors	July 26, 2004
Laurence C. Siegel	and Chief Executive Officer (principal executive officer)

/s/ Mary Jane Morrow	Executive Vice President and Chief	July 26, 2004
Mary Jane Morrow	Financial Officer (principal financial officer and principal accounting officer)

/s/ Dietrich von Boetticher	Vice Chairman and Director	July 26, 2004
Dietrich von Boetticher

/s/ John M. Ingram	Vice Chairman and Director	July 26, 2004
John M. Ingram

/s/ Charles R. Black, Jr.	Director	July 26, 2004
Charles R. Black, Jr.

/s/ James C. Braithwaite	Director	July 26, 2004
James C. Braithwaite

/s/ S. Joseph Bruno	Director	July 26, 2004
S. Joseph Bruno

/s/ Joseph B. Gildenhorn	Director	July 26, 2004
Joseph B. Gildenhorn

/s/ Harry H. Nick	Director	July 26, 2004
Harry H. Nick

/s/ Franz von Perfall	Director	July 26, 2004
Franz von Perfall

/s/ Robert P. Pincus	Director	July 26, 2004
Robert P. Pincus

/s/ Cristina L. Rose	Director	July 26, 2004
Cristina L. Rose

EXHIBIT INDEX

Exhibit Number	Description

5.1*	Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered.

23.1*	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Powers of Attorney (filed as part of the signature page to the Registration Statement).

99.1

The Mills Corporation 2004 Stock Incentive Plan, effective as of April 22, 2004 (incorporated by reference from Appendix A of the Registrant’s Definitive Proxy Statement filed with the Commission on April 26, 2004 (No. 1-12994)).

99.2*	The Mills Corporation Non-Qualified Deferred Compensation Plan, amended and restated as of January 1, 2003.

99.3*	Amendment No. One to The Mills Corporation Non-Qualified Deferred Compensation Plan, effective March 14, 2003.

* Filed herewith.